As filed with the Securities and Exchange Commission on May 31, 2000

                                                          Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               BOCA RESEARCH, INC.
             (Exact name of registrant as specified in its charter)

                   Florida                                      592479377
  (State or Other Jurisdiction of incorporation    (I.R.S. Employer Identification No.)
             or organization)

                              1601 Clint Moore Road
                              Boca Raton, FL 33487
                                 (561) 997-6227
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               Robert W. Ferguson
                             Chief Executive Officer
                               Boca Research, Inc.
                              1601 Clint Moore Road
                              Boca Raton, FL 33487
                                 (561) 997-6227
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    copy to:

                             Francis J. Feeney, Jr.
                           Hutchins, Wheeler & Dittmar
                           A Professional Corporation
                               101 Federal Street
                           Boston, Massachusetts 02110
                                 (617) 951-6600

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

  Title of Each Class of     Amount to be Registered (1)      Proposed Maximum          Proposed Maximum Aggregate     Amount of
Securities to be Registered                               Offering Price per Share (2)     Offering Price (2)      Registration Fee
  common stock, par value         1,250,000 shares              $4.0625                    $5,078,125.00              $1,340.63
           $.01

(1) The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act such additional number of shares of the Registrant's common stock that may become issuable as a result of any stock splits, stock dividends or other similar events.

(2) Estimated solely for the purpose of computing the registration fee, based upon the average of the high and low prices of the Company's common stock as reported on The Nasdaq National Stock Market on May 24, 2000 in accordance with Rule 457(c) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                    SUBJECT TO COMPLETION, DATED MAY 31, 2000

                        1,250,000 Shares of Common Stock

                               BOCA RESEARCH, INC.

         YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES OF BOCA COMMON STOCK OFFERED BY THIS PROSPECTUS.

         The selling shareholders identified on page 7 of this Prospectus are offering these shares of common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page
5. We will not receive any portion of the proceeds from the sale of these shares. This offering is not being underwritten. The selling shareholders may offer the shares registered pursuant to this Prospectus, or the Boca shares, from time to time through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

         The Boca shares were issued pursuant to the exemption from the registration requirements set forth in Section 4(2) of the Securities Act of 1933, as amended. Boca's common stock is listed on The Nasdaq National Stock Market under the ticker symbol "BOCI." On May 30, 2000, the last reported price of one share of Boca common stock on The Nasdaq National Stock Market was $5.00 per share.

         The information in this Prospectus is not complete and may not be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The Date of this Prospectus Is May 31, 2000

                                   THE COMPANY

         Boca Research, Inc. is a supplier of computer enhancement products including modems, Input/Output systems, graphics and video systems, and communications software. For many years, the Company was a leading provider of hardware and software technology, designing, manufacturing, and marketing products that provided communications solutions to enable data transmission, connectivity of devices, and access to applications and information via the Internet, PCs, and/or server-based environments. While the Company continues to market communications software as well as data communications, I/O, multiport, and video products, it has positioned itself to transition to a software and systems solutions-based enterprise, enabling communications and access to applications and information via the Internet and client/server networking. The Company has transitioned its participation in the thin client, network appliance, and set top box businesses from manufacturing and marketing these devices, to provide custom design services related to these devices for third parties. Our wholly-owned subsidiaries include:

         - Inprimis TM Technologies, Inc. plans to focus on technology design services for Internet-based information and entertainment appliances, including product design, systems engineering, and software development services to consumer electronics, computer, communications, and specialized line-of-business solutions providers that are responding to consumer needs for Internet-related products and services. In addition, Inprimis plans to have the capability for developing hardware reference platforms that can be quickly adapted to meet specific customer product requirements. Inprimis was established to provide customized design and development services, by licensing its designs to customers on a royalty basis;

         - Boca Global, Inc. is a supplier of computing enhancement products, including I/O cards, graphics, video systems, and modems. Boca Global's strong brands, Boca Research (TM) and Global Village(R), address the growing demand for software, peripherals, and accessories for PCs and Macintosh(R) computers for both home and business use; and

         - AppsCom, Inc. was organized in August 1999 with a view to providing computer applications outsourcing by renting and leasing applications to remote users via an application server based network. Although we are focused primarily on its transition to a software and systems solutions-based enterprise, we are still evaluating whether to enter this business and pursue the development of AppsCom, Inc.

         We are transitioning from a manufacturer of hardware into a software and systems solutions-based enterprise with a strategy to (1) develop in Inprimis the ability to provide product design, systems engineering, and software development services, and to (2) strengthen our core businesses through the Boca Global subsidiary by introducing new products, strengthening our distribution channels, and building a Web-based e-commerce business. This strategy is designed to enable us to transition into leading edge markets and technology while increasing revenues and restoring profitability to its core business. We will concentrate on geographic markets where we ourselves or our strategic alliance partners have access to the most effective distribution channels to reach a critical mass of targeted end users.

         Boca was founded in 1985 under the laws of the state of Florida. Our principal executive offices are located at 1601 Clint Moore Road, Boca Raton, FL 33487 and our telephone number is (561) 997-6227. As used in this prospectus, the terms "we," "us," "our," and "Boca" refer to BOCA RESEARCH, INC., a Florida corporation, and its wholly owned subsidiaries.

                           FORWARD-LOOKING INFORMATION

         This Prospectus, and the documents incorporated in it by reference, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including, in particular, the statements about Boca's plans, strategies, prospects under the heading "Risk Factors." You can identify these statements by words such as "expect", "anticipate", "intend", "plan", "seek", "estimate", "may", "will" and "continue" or similar words. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this Prospectus are set forth below and elsewhere in this Prospectus.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully by potential purchasers in evaluating an investment in the Common Stock offered hereby.

TRANSITION OF THE COMPANY

         The Company embarked upon a plan in early 2000 to transition from being primarily a data communication products manufacturer to its new focus on providing software and systems solutions-based services. The Company has very limited experience providing software and systems solutions-based services, and there can be no assurances that the Company will succeed in implementing its as-yet unproven business plan. The Company anticipates that it will provide a significant amount of formal engineering and design services to the infotainment appliance industry, yet has limited experience to date in doing so. Risks associated with this transition include:

         a. the existence of a limited number of network operators and information appliance manufacturers that have deployed products and services using the Company's technology;
         b. potential delays in deploying high-speed networks and internet-enhanced services and applications by the Company's customers;
         c. an unproven business model, which depends on revenues from engineering services and royalty fees paid by information appliance manufacturers and network operators; and
         d. a potential inability of the Company to expand its engineering and design staff, increase its sales or marketing activities, and invest in its technological infrastructure.

BOCA GLOBAL, INC.; DECLINING REVENUE

         If sales of Boca Global, Inc. fail to improve, the Company may need to evaluate its options with respect to this business unit to minimize losses and cash out flow.

INPRIMIS TECHNOLOGIES, INC.; UNCERTAINTY IN DEVELOPMENT OF AN EVOLVING INDUSTRY

       The market for intelligent computing devices is emerging and the potential size of this market and the timing of its development are not known. As a result, the profitability of the Inprimis subsidiary is uncertain and its revenue may not grow as fast as anticipated, if at all. The Company is dependent upon the broad acceptance by business and consumers of a wide variety of intelligent computing devices, which depend on many factors, including:

         a. the development of content and applications for intelligent computing devices;
         b. the willingness of large numbers of businesses and consumers to use devices such as handheld and palm-size PCs and handheld industrial data collectors to perform functions currently carried out manually or by traditional PCs, including inputting and sharing data, communicating among users and connecting to the Internet; and
         c. the evolution of industry standards that facilitate the distribution of content over the Internet to these devices via wired and wireless telecommunications systems, satellite or cable.

         The Company cannot guarantee that it will succeed in achieving its goals, and its failure to do so would have a material adverse effect on its business, prospects, financial condition and operating results.

SOFTWARE DEVELOPMENT AND SERVICES MARKET; LOW BARRIERS TO ENTRY

         The market for software development and services is becoming increasingly competitive. Increased competition may result in price reductions, lower gross margins and loss of market share, which would harm the Company's planned business through its Inprimis subsidiary. The Company faces competition from:

         a. current and potential customers' internal research and development departments that may seek to develop their own proprietary solutions;
         b. large professional engineering services firms that may enter the market;
         c. established intelligent computing device software and tools manufacturers; and
         d. small- and medium-sized engineering service companies.

         As the Company develops new products, particularly products focused on specific industries, they may begin competing with companies in sectors that were not listed. It is also possible that new competitors will enter the market or that existing competitors will form alliances that may enable them to rapidly increase their market share. The barriers to entering the market as software developer or hardware design consultant for intelligent computing devices are low. New market entrants may have lower overhead than the Company and therefore be able to offer advantageous pricing. The Company expects that competition will increase as other established and emerging companies enter the intelligent computing device market and as new products and technologies are introduced.

NEW PRODUCTS, TECHNOLOGICAL CHANGES AND INVENTORY MANAGEMENT

         The markets for the Company's products are characterized by rapidly changing technology, evolving industry standards and short product life cycles. The Company's success depends upon its ability to enhance its existing products and to introduce new products with features that meet changing end user requirements. Moreover, because of short product life cycles coupled with long lead times for many components used in the Company's products, the Company may not be able to quickly reduce its inventory levels in response to unexpected shortfalls in sales or, conversely, to increase production or inventory levels in response to unexpected demand. The Information Technology ("IT") sector in which the Company offers outsourcing and other services is characterized by rapidly changing technology with continuous improvements in both computer hardware and software and rapid obsolescence of current systems. The Company's success will depend in part on its ability to develop solutions that keep pace with continuing changes in information technology, evolving industry standards and changing client preferences. Additionally, there can be no assurance that the Company will be successful in identifying new markets, in developing, manufacturing and marketing new products, or in enhancing its existing products, either internally or through strategic relationships with third parties. The Company's business would be adversely affected if the Company were to incur delays in developing new products or enhancing existing products, if the Company experiences delays in obtaining any required regulatory approvals for its products or if any such new products or enhancements did not gain market acceptance. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete.

         Sales of individual products and product lines are typically characterized by rapid declines in sales, pricing and margins toward the end of the respective product's life cycle, the precise timing of which may be difficult to predict. As new products are planned and introduced, the Company attempts to monitor closely the inventory of older products and to phase out their manufacture in a controlled manner. Nevertheless, the Company could experience unexpected reductions in sales of older generation products as customers anticipate the availability of new products. These reductions could give rise to additional charges for obsolete or excess inventory, returns of older generation products by distributors or substantial price protection charges. To the extent that the Company is unsuccessful in managing product transitions, its business and operating results could be materially adversely affected.

         Because the majority of the Company's products are used in PCs and computer networks, the Company's future operating results could be adversely affected by changes in the PC and computer networking markets, including major technological developments or fluctuations in the growth rate. In addition, there is a trend in original PC system manufacturing to integrate additional functionality onto the system board of the PC or to utilize chipsets that incorporate additional functionality, thereby decreasing the market for PC enhancement products. Moreover, it is a concern in the PC industry that the penetration of PCs into the home has flattened and the PC growth will slow as PCs become more of a replacement market. This could impact modem sales to the Company's OEM customers in the future. Any decrease in the markets for PC enhancement or networking products or reduction in the growth rates in such markets could have a material adverse effect on the Company's operating results.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

         The Company's quarterly operating results have varied significantly, and continue to vary significantly, depending on a number of factors, some of which could adversely affect the Company's operating results and the trading price of the Company's Common Stock. These factors include the level of demand for the Company's products, competitive pricing pressures, the timing of orders from and shipments to major customers, the timing of new product introductions by the Company and its competitors, the availability and pricing of components for the Company's products, the timing of phase-outs of the Company's products, variations in the Company's product mix and component costs, variations in the proportion of sales made to wholesale distributors, OEMs, VARs and retailers, product returns or price protection charges from customers, the timing of sales of the Company's products to end users by the Company's customers, seasonal promotions by the Company, its customers' and competitors' economic conditions prevailing within the computer industry and economic conditions generally. Quarterly sales depend on the volume and timing of orders received during a quarter, which are difficult to forecast. Customers generally order products on an as-needed basis, and accordingly the Company has historically operated with a relatively small backlog. Moreover, as is typical of companies in the PC industry, a disproportionate percentage of the Company's net sales in any quarter are typically generated in the last month of a quarter. As a result, a shortfall in net sales in any quarter as compared to expectations may not be identifiable until the end of the quarter. In addition, from time to time, a significant portion of the Company's sales are derived from a limited number of customers, the loss of one or more of which could adversely impact operating results. There can be no assurance that the Company will be able to return to its growth in sales or profitability on a quarterly or annual basis. The Company's expense levels are based, in part, on its expectations as to future sales. If sales levels are below expectations, operating results may be adversely affected, which would likely have an adverse effect on the trading price of the Company's Common Stock.

ACQUISITIONS

         The Company may from time to time pursue the acquisition of other companies, assets, technologies or product lines that would complement or expand its existing business. Certain of these acquisitions may involve businesses in which the Company lacks experience. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including the diversion of management's attention, the assimilation of the operations, products and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees of the acquired companies. There can be no assurance that the Company will be able to identify businesses that would complement or expand its existing business or such acquisitions, manage one or more acquisitions successfully, or that the Company will be able to integrate the operations, products, or personnel gained through such acquisition without a material adverse impact on the Company's business, financial condition, and results of operations, particularly in the quarters immediately following such acquisitions.

INTERNATIONAL OPERATIONS

         The Company's international sales are subject to the risks inherent in international sales, including various regulatory requirements (including the need to obtain certifications for the Company's data communications products), political and economic changes and disruptions, tariffs or other barriers, difficulties in staffing and managing foreign operations, and potentially adverse tax consequences. In addition, fluctuations in exchange rates may render the Company's products less competitive relative to local product offerings or expose the Company to foreign currency exchange losses. One or more of these factors may have a material adverse effect on the Company's future international sales and, consequently, on the Company's operating results.

DEPENDENCE ON SUPPLIERS

         The major components of the Company's products include circuit boards, microprocessors, chipsets and memory components. Most of the components used in the Company's products are available from multiple sources. However, certain components used in the Company's products are currently obtained by Boundless Manufacturing Services, Inc. ("Boundless"), who manufactures the Company's products, from single sources. Certain modem chipsets used in the Company's data communications products in the past have been in short supply and are frequently on allocation by semiconductor manufacturers. Similar to others in the computer industry, the Company has, from time to time, experienced difficulty in obtaining certain components. Neither the Company nor Boundless has guaranteed supply arrangements with any of its suppliers and there can be no assurance that these suppliers will continue to meet the Company's requirements. Shortages of components not only limit Boundless' production capacity but also could result in higher costs due to the higher costs of components in short supply or the need to utilize higher cost substitute components. An extended interruption in the supply of any of these components or a reduction in their quality or reliability would have a material adverse effect on the Company's operating results. While Boundless believes that with respect to its single source components it could obtain similar components from other sources, the Company could be required to alter product designs to use alternative components. There can be no assurance that severe shortages of components will not occur in the future which could increase the cost or delay the shipment of the Company's products and have a material adverse effect on the Company's operating results. Significant increases in the prices of these components could also have a material adverse effect on the Company's operating results since the Company may not be able to adjust product pricing to reflect the increases in component costs. Moreover, a number of components for the Company's products are obtained from foreign suppliers. Increases in tariffs on such components or fluctuations in exchange rates could result in increases in the prices paid by the Company for these components, which could impact the Company's ability to compete with foreign manufacturers and have a material adverse effect on the Company's operating results.

SALES CHANNEL RISKS

         The Company sells its products to OEMs, national, regional and international wholesale distributors and retailers and catalog companies. Sales to OEMs accounted for approximately 45% of net sales in 1997, 49% of net sales in 1998 and 28% of net sales in 1999. OEMs have significantly different requirements, and in most cases, more stringent purchasing procedures and quality standards than wholesale distributors and other resellers. There can be no assurance that the Company will be successful in developing products for, and delivering products to, the OEM market, or that it will be successful in establishing and maintaining an effective distribution and customer support system for OEMs. The Company's business could be adversely affected if it is unsuccessful in developing, manufacturing and marketing products for sale to OEMs. In addition, OEMs may require special distribution arrangements and product pricing, which could have a material adverse effect on the Company's operating results. A decline in sales to large customers or a delay or default in payment by one or more of such customers could have a material adverse effect on the Company's results of operations or financial condition.

         The Company's three largest wholesale distributors account for approximately 18% of the Company's net sales in 1997, 32% of net sales in 1998 and 47% of net sales in 1999. The PC distribution industry has been characterized by rapid change, including consolidations and financial difficulties of wholesale distributors and the emergence of alternative distribution channels. The Company is dependent upon the continued viability and financial stability of its wholesale distributors. The loss or ineffectiveness of any of the Company's three largest wholesale distributors or a number of its smaller wholesale distributors could have a material adverse effect on the Company's operating results. In addition, an increasing number of vendors are competing for access to wholesale distributors which could adversely affect the Company's ability to maintain its existing relationships with its wholesale distributors or could negatively impact sales to such distributors.

COMPETITION

         The markets for the Company's products are intensely competitive resulting in constant pricing pressures. Some of the Company's competitors have significantly greater financial, technical, product development, manufacturing or marketing resources than the Company. The Company believes that its ability to compete depends on a number of factors, including price, product quality and reliability, product availability, credit terms, name recognition, delivery time, and post-sale service and support. There can be no assurance that the Company will be able to continue to compete successfully with respect to these factors. A variety of companies currently offer products that compete directly with the Company's products. These competitors could introduce additional products or add features to their existing products that are superior to the Company's products or that achieve greater market acceptance. In addition to U.S.-based firms, the Company faces competition from Pacific Rim suppliers, which generally offer products at significantly lower prices. The introduction of lower priced competitive products or significant price reductions by the Company's competitors would result in price reductions in the Company's products that could have a material adverse effect on the Company's operating results. In addition, as the Company enters into new product markets, such as Internet TV appliances, the Company anticipates that it will encounter competition from a number of well-established companies, many of which have greater financial, technical, product development, manufacturing or marketing resources and experience.

PROPRIETARY RIGHTS; DEPENDENCE ON SOFTWARE LICENSES

         The Company receives from time to time, and may receive in the future, communications from third parties asserting intellectual property rights relating to the Company's products and technologies. There can be no assurance that in the future the Company will be able to obtain licenses of any intellectual property rights owned by third parties with respect to the Company's products or that any such licenses can be obtained on terms favorable to the Company. If the Company is unable to obtain licenses of protected technology, it could be prohibited from manufacturing and marketing products incorporating that technology. The Company could also incur substantial costs in redesigning its products or in defending any legal action taken against it. Should the Company be found to infringe the proprietary rights of others, the Company could be required to pay damages to the infringed party, which could have a material adverse effect on the Company's operating results.

         In certain of its products, the Company includes software licensed from third parties. The Company's operating results could be adversely affected by a number of factors relating to this third party software, including lack of market acceptance, failure by the licensors to promote or support the software, delays in shipment of the Company's products as a result of delays in the introduction of licensed software or errors in the licensed software, or excess customer support costs or product returns experienced by the Company due to errors in the licensed software. Moreover, any impairment or termination of the Company's relationship with any licensors of third party software could have a material adverse effect on the Company's operating results.

RELIANCE ON CENTRALIZED MANUFACTURING

         All of the Company's manufacturing occurs at Boundless' manufacturing facility in Boca Raton, Florida (see Note 14 to the Company's Consolidated Financial Statements contained in Item 8 to the March, 2000 Form 10-K incorporated herein by reference). Boundless' manufacturing operations utilize certain equipment which, if damaged or otherwise rendered inoperable, would result in the disruption of Boundless' manufacturing operations. Although the Company maintains business interruption insurance which the Company believes is adequate, any extended interruption of the operations at Boundless' facility would have a material adverse effect on the Company's operating results.

PRODUCT RETURNS, PRICE PROTECTION AND WARRANTY CLAIMS

         Like other manufacturers of computer products, the Company is exposed to the risk of product returns from wholesale distributors and retailers, either through contractual stock rotation privileges or as a result of the Company's interest in assisting customers in balancing inventories. Although the Company attempts to monitor and manage the volume of sales to wholesale distributors and retailers, large shipments in anticipation of sales by wholesale distributors and retailers can lead to substantial overstocking by the Company's wholesale distributors and retailers and to higher than normal returns. Moreover, the risk of product returns may increase if demand for the Company's products declines. When the Company reduces its prices, the Company credits its wholesale distributors and retailers for the difference between the purchase price of products remaining in their inventory and the Company's reduced price for such products on terms negotiated with the Company, the result of which could have a material adverse effect on the Company's operating results. The Company's limited five-year warranty permits customers to return any product for repair or replacement if the product does not perform as warranted. The Company to date has not encountered material warranty claims or liabilities. The Company seeks to continually introduce new and enhanced products, which could result in higher product returns and warranty claims due to the risks inherent in the introduction of such products. The Company has established reserves for product returns, price protection and warranty claims which management believes are adequate. There can be no assurance that product returns, price protection and warranty claims will not have a material adverse effect on future operating results.

VOLATILITY OF STOCK PRICE

         The price of the Company's Common Stock historically has been volatile due to fluctuations in operating results and other factors relating to the Company's operations, the market's changing expectations for the Company's growth, overall equity market conditions relating to the market for technology stocks generally and other factors unrelated to the Company's operations, including announcements by or relating to the Company's competitors. Such fluctuations are expected to continue. In addition, stock markets have experienced more price volatility in recent years. This volatility has had a substantial effect on the market prices of securities issued by many technology companies, often for reasons unrelated to the operating performance of the specific companies.

DEPENDENCE ON KEY PERSONNEL AND MANAGEMENT OF GROWTH

         The Company is highly dependent on its executive officers and other key personnel, many of whom could be difficult to replace. If certain of these people were to leave the Company, operating results could be adversely affected. The future growth and success of the Company also depends in part on its ability to attract and retain skilled employees and on the ability of its officers and key employees to manage growth successfully. The Company has no long-term employment contracts with any of its executive officers.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has incurred substantial operating losses in 1997, 1998, 1999, and in the first quarter of fiscal 2000. Although cash and cash equivalents were $10.7 million as of March 31, 2000, the Company's net cash used in operating activities was over $3 million for the three months ended March 31, 2000. Furthermore, it is likely that the Company's operations will continue to consume cash during the remainder of 2000. The Company's collateralized line of credit which expires on November 9, 2000, was reduced from $5 million to $2.5 million in March 2000. No borrowings were outstanding as of December 31, 1999 or March 31, 2000.

         Management has implemented efforts to bring the Company's expense structure in line with the reduced revenue levels currently being achieved. Management is also embarking upon a plan to transition the Company from primarily a data communication products manufacturer to a company that provides software and systems solutions-based services, however, this market is just emerging and the potential size of this market and the timing of its development are not known.

         Although there can be no assurances that the Company will return to profitable operations in 2000, management believes that existing cash balances, availability of funds under the credit line and cash generated from operations will be sufficient to meet the Company's liquidity and capital needs for the next twelve months. However, should the Company require additional capital, there can be no assurance that any such required capital will be available on terms acceptable to the Company, if at all, at such time or times as required by the Company. The Company cannot guarantee that it will succeed in achieving its goals, and its failure to do so would have a material adverse effect on its business, prospects, financial condition and operating results. If these and other negative factors as discussed above occur, the Company's liquidity could become strained in the latter part of the year 2000.

                                 USE OF PROCEEDS

         All proceeds from the sale of the Boca shares are solely for the account of the selling shareholder. Accordingly, we will not receive any proceeds from sales of the Boca shares.

                 ISSUANCE OF COMMON STOCK TO SELLING SHAREHOLDER

         On April 28, 1999, we issued an aggregate of 1,747,965 shares of common stock to Infomatec AG International, Inc. ("Infomatec"), pursuant to a Common Stock Purchase Agreement dated as of April 28, 1999, as amended by the Amended Common Stock Purchase Agreement dated May 21, 1999, between the Company and Infomatec.

                              PLAN OF DISTRIBUTION

         Shares of common stock covered hereby may be offered and sold from time to time by the selling shareholder including donees, transferees, pledgees or other successors in interest that receive the Boca shares as a gift, pledge, partnership distribution or other non-sale related transfer. The selling shareholder may sell no more than 611,788 of the Boca Shares covered hereby in any given consecutive, three-month period commencing on the effective date of this Registration Statement, and the selling shareholder shall be bound by the other terms and conditions contained in that certain share disposition agreement between the Company and Infomatec dated May 31, 2000. The selling shareholder may sell the Boca shares being offered hereby on The Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Boca shares may be sold by one of more of the following means of distribution:

         - a block trade in which the broker-dealer so engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to the rules of the Nasdaq National Market;

         - an over-the-counter distribution in accordance with the rules of the Nadsaq National Market;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         -  in privately negotiated transactions; or

         -  in any combination of the above transactions.

         To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Boca shares or otherwise, the selling shareholder may:

         - enter into hedging transactions with broker-dealers or other financial institutions;

         - enter into transactions with broker-dealers or other financial institutions in connection with which broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholder and sell our common stock short and redeliver the shares to close out these short positions;

         - enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of shares offered hereby, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction);

         - pledge shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction); or

         -  enter into a combination of any of the above transactions.

         In effecting sales, brokers, dealers or agents engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholder in amounts to be negotiated prior to the sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales, and any of these commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all expenses incident to the filing of this registration statement other than commissions and discounts of underwriters, broker-dealers or agents or legal fees and disbursements of counsel for the selling shareholder.

         In order to comply with the securities laws of some states, if applicable, the Boca shares must be sold in these jurisdictions only through registered brokers or dealers. In addition, in some states the Boca shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of the Boca shares in the market and to the activities of the selling shareholder and his affiliates. In addition, we will make copies of the Prospectus and any Prospectus supplement available to the selling shareholder and have informed it of the need for delivery of copies of this Prospectus and any Prospectus supplements to purchasers at or prior to the time of any sales of the Boca shares offered hereby. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the Boca shares against certain liabilities, including liabilities under the Securities Act of 1933.

         We have agreed to keep the registration statement of which this Prospectus constitutes a part effective until May 31, 2001. No sales may be made pursuant to this prospectus after that date unless we amend or supplement this prospectus to indicate that we have agreed to extend this period of effectiveness. There can be no assurance that the selling shareholder will sell all or any of the shares of common stock offered hereunder.

                               SELLING SHAREHOLDER

         All of the common stock registered for sale pursuant to this Prospectus will be owned immediately after registration by the selling shareholder, Infomatec. This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock. Infomatec is entitled to designate two members to serve on Boca's Board of Directors under the Common Stock Purchase Agreement dated as of April 28, 1999, as amended by the Amended Common Stock Purchase Agreement dated as of May 21, 1999, between the Company and Infomatec for so long as Infomatec continues to own at least 874,000 Boca Shares and shall be entitled to designate one member to Boca's Board of Directors for so long Infomatec continues to own at least 437,000 Boca Shares. Infomatec shall have no rights to designate members to Boca's Board of Directors if Infomatec no longer holds at least 437,000 Boca Shares.

         The following table sets forth relevant information known to us with respect to beneficial ownership of Boca's common stock as of May 31, 2000, by the selling shareholder. The following table assumes that the selling shareholder sells all of the Boca shares. Boca is unable to determine the exact number of Boca shares that actually will be sold.

                                                                 SHARES WHICH
                                  SHARES BENEFICIALLY            MAY BE SOLD                   SHARES
                                         OWNED                   PURSUANT TO              BENEFICIALLY OWNED
                                 PRIOR TO OFFERING(1)           THIS PROSPECTUS           AFTER OFFERING(2)
                               --------------------------       ---------------        -------------------------
SELLING SHAREHOLDER             NUMBER           PERCENT                                NUMBER          PERCENT
Infomatec                      1,747,965          15.1%            1,250,000            497,965            4.3%


(1) The number and percentage of shares beneficially owned was determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares these powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Assumes that the selling shareholder will sell all of the Boca shares set forth above under "Shares Which May Be Sold Pursuant to This Prospectus". There can be no assurance that the selling shareholder will sell all or any of the Boca shares offered under this prospectus.

                                  LEGAL MATTERS

       The validity of the Boca shares offered hereby will be passed upon by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts, counsel to Boca.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements, registration statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         We have filed with the SEC a registration statement under the Securities Act of 1933 to register the common stock offered by this Prospectus. This Prospectus is only part of the registration statement and does not contain all of the information in the registration statement and its exhibits because certain parts are allowed to be omitted by SEC rules. Statements in this Prospectus about documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summary statements and may not contain all the information that may be important to you. For further information about us, and the common stock offered under this Prospectus, you should read the registration statement, including its exhibits and the documents incorporated into it by reference.

         The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporated by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the common stock offered under this Prospectus:

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

         3. The description of the common stock in the registration statements filed by us pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

         You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of common stock in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

         Robert W. Ferguson, Chief Executive Officer, Boca Research, Inc., 1601 Clint Moore Road, Boca Raton, FL 33487, (561) 997-6227.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Boca will pay all expenses incident to the offering and sale to the public of the shares being registered other than the fees and disbursements of the selling shareholder's legal counsel and other than brokerage commissions, which shall be paid by the selling shareholder. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

             SEC registration fee.........................      $1,340.63
             Accounting fees and expenses.................     $15,000.00
             Legal fees and expenses......................     $20,000.00
             Printing fees and expenses...................      $1,000.00
             Miscellaneous expenses.......................      $2,000.00
                                                            -------------
             Total........................................     $39,340.63

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by Section 607.0850 of the Florida Business Corporation Act, Boca's Amended and Restated Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, Section 607.0850 of the Florida Business Corporation Act and Boca's Amended and Restated By-laws provide for indemnification of Boca's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Boca, and with respect to any criminal action or proceeding, actions that the indemnitee has no reasonable choice to believe were unlawful.

         Boca has purchased insurance with respect to, among other things, the liabilities that may arise under the provisions referred to above. The directors and officers of Boca also are insured against liabilities, including liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in their capacities as directors and officers of Boca and against which they are not indemnified by Boca.

         In connection with this offering, the selling shareholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the selling shareholders and contained herein up to a maximum of the net proceeds received by the selling shareholders from the sale of their Boca shares hereunder.

ITEM 16. EXHIBITS

 5.1 Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation.

10.1 Share Disposition Agreement dated May 31, 2000 between Boca Research, Inc. and Infomatec AG International, Inc.

23.1 Independent Auditors' Consent.

23.2 Consent of Counsel (included in Exhibit 5.1).

24.1 Power of Attorney (included on page II-3).

ITEM 17. UNDERTAKINGS

A.       UNDERTAKING PURSUANT TO RULE 415

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (a) To include any Prospectus required by Section 10(a)(3) of the
                  Securities Act of 1933;

              (b) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       UNDERTAKING IN RESPECT OF INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      BOCA RESEARCH, INC.

                                      By: /s/ ROBERT W. FERGUSON
                                          -------------------------------------
                                          Name: Robert W. Ferguson
                                          Title: Chief Executive Officer and
                                          Chairman of the Board of Directors


Date:  May 31, 2000

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS THAT each person whose signature appears below severally constitutes and appoints Robert W. Ferguson with the power to act as attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                                        TITLE                           DATE
/s/ Robert W. Ferguson
------------------------------
Robert W. Ferguson                                   Chief Executive Officer,                 May 31, 2000
                                                     and Chairman of the Board of Directors
                                                     (Principal Executive Officer)


/s/ Robert P. Heinlein
------------------------------
Robert P. Heinlein                                   Vice President of Finance and
                                                     Chief Financial Officer                  May 31, 2000


/s/ Robert W. Ferguson
------------------------------
Robert W. Ferguson                                   Director                                 May 31, 2000


/s/ H. Ric Luhrs
------------------------------
H. Ric Luhrs                                         Director                                 May 31, 2000


/s/ Douglas K. Raborn
------------------------------
Douglas K. Raborn                                    Director                                 May 31, 2000


                                      II-3

/s/ Joseph M. O'Donnell
------------------------------
Joseph M. O'Donnell                                  Director                                 May 31, 2000


/s/ Arthur R. Wyatt
------------------------------
Arthur R. Wyatt                                      Director                                 May 31, 2000


/s/ Blaine E. Davis
------------------------------
Blaine E. Davis                                      Director                                 May 31, 2000


/s/ Eduard Will
------------------------------
Eduard Will                                          Director                                 May 31, 2000


/s/ Karl Gruns
------------------------------
Karl Gruns                                           Director                                 May 31, 2000


/s/ Michael S. Polacek
------------------------------
Michael S. Polacek                                   Director                                 May 31, 2000


/s/ Bernard A. Carballo
------------------------------
Bernard A. Carballo                                  Director                                 May 31, 2000


/s/ Philip A. Vachon
------------------------------
Philip A. Vachon                                     Director                                 May 31, 2000


/s/ Rob Van Oostenbrugge
------------------------------
Rob van Oostenbrugge                                 Director                                 May 31, 2000

                                INDEX TO EXHIBITS

 5.1  Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation.

10.1 Share Disposition Agreement dated as of May 31, 2000 between Boca Research, Inc. and Infomatec AG International, Inc.

23.1  Independent Auditors' Consent.

23.2  Consent of Counsel (included in Exhibit 5.1).

24.1  Power of Attorney (included on page II-3).


                                      II-4